Result of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Real Estate Income Fund Inc. was held on April 7, 2006, for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:

1. Election of Directors

Nominees                Common Shares	          Common Shares
	              Voted for Election            withheld
Dwight B. Crane	          10,139,479	             232,914
Paul Hardin	             N/A                       N/A
William R. Hutchinson     10,146,528 	             225,865


Nominees                Preferred Shares         Preferred Shares
	                  For Election              Withheld
Dwight B. Crane	             3,781                      17
Paul Hardin	             3,782                      16
William R. Hutchinson        3,782                      16





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The following Directors, representing the balance of the Board of Directors, continue to serve as Directors: Paolo Cucchi, Robert A. Frankel,
R. Jay Gerken  and George Pavia.